Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Wednesday, June 11, 2008
SPARTECH ANNOUNCES SECOND QUARTER RESULTS

ST. LOUIS, June 11, 2008 – Spartech Corporation (NYSE:SEH) announced today its operating results for its second quarter ended May 3, 2008.
Second Quarter 2008 Highlights
w	Net sales declined 3% to $367.3 million in the second quarter of 2008 reflecting continued weakness in several sectors of our end markets, including automotive, residential construction, and recreation and leisure.

w	Operating earnings of $11.9 million represented a decline of $17.6 million compared to the second quarter of 2007, but reflected a sequential improvement of $13.5 million from an operating loss of $1.6 million in the first quarter of 2008.

w	Diluted earnings per share were $0.14 compared to $0.49 in the second quarter of 2007 and a loss per share of $0.12 in the first quarter of 2008. Excluding non-recurring expenses of $0.6 million ($0.4 million after tax), diluted earnings per share for the second quarter of 2008 were $0.16.

w	Cash flows provided from operations of $10.2 million funded $3.7 million of capital expenditures and allowed for the pay down of $4.2 million of debt.

w	We continue to make progress in developing and implementing company-wide initiatives to substantially improve our cost structure and mid-term profitability while we position the company for long term growth. These initiatives encompass a broad series of actions that are within our control which will enhance our organizational effectiveness, reduce manufacturing costs, and improve commercial and manufacturing capabilities.
Overview of Results
Net sales for the second quarter of 2008 were $367.3 million compared to $377.4 million in the second quarter of 2007 representing a decrease of 3%. This change was caused by a decline in underlying sales volume (-13%), partially offset by contributions from the Creative Forming, Inc. (“Creative”) acquisition (+3%) and an increase from price/mix changes (+7%). The underlying sales volume decline related primarily to lower sales of sheet and compounds to the automotive and building and construction markets, and lower sales of sheet to the recreation and leisure market. Overall, we believe our volumes have generally continued to track with the trends in end market demand.

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

The reported operating earnings for the second quarter of 2008 were $11.9 million compared to $29.6 million in the prior year second quarter. This decrease was caused by the decline in sales volume from soft demand. Material margin per pound sold was strong for the quarter at 36.2 cents compared to 36.1 cents in the second quarter of 2007, and significantly improved from the 33.6 cent level realized in the first quarter of 2008.
Selling, general and administrative expenses increased $2.5 million in the second quarter of this year in comparison to the second quarter of last year, including $0.6 million related to the impact of the late 2007 acquisition of Creative Forming, Inc. and $1.8 million in information technology expenses from our on-going Oracle/Business Process Improvement implementation.
Interest expense increased to $5.1 million in our second quarter of 2008 compared to $4.3 million in 2007, due to higher average debt levels from the impact of the acquisition of Creative and stock buybacks in late calendar 2007.
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “As expected, the market demand and resin pricing environment were difficult, however we improved the execution of our efforts to pass through resin cost increases to restore our material margin during the quarter.  We expect substantial additional raw material increases during the remainder of the year and we will be working with our customers to manage these increases, while we continue to focus on aggressive cost reductions.”
Mr. Odaniell continued, “In the first quarter, we announced the initiation of a plan that supports long term sustainable profit growth and generate enhanced shareholder returns. We are continuing to develop programs and take actions that will: (i) focus on restructuring and organizational redesign, (ii) streamline our manufacturing costs and operating footprint, (iii) realign our portfolio of underperforming operations, and (iv) improve procurement and commercial business processes.
Two of these initiatives announced in the second quarter were a reduction in labor costs and the consolidation of an operating location with other existing facilities by August 2008. We have started to see the benefit of these initiatives in April 2008 and expect to realize the full-year savings estimate of $16 million in 2009.
Our organizational and leadership assessments have resulted in the addition of a new Senior Vice President of Human Resources and a new position for the Company, Senior Vice President of Marketing, Technology, and Commercial Development. These individuals will be starting with the Company in June 2008 and will be instrumental in providing the resources needed to execute and deliver on our company-wide commitments. Additionally, we have created a new role of Chief Procurement Officer and subsequently centralized our procurement activities, which were previously managed on a business unit and plant-by-plant basis. We expect to achieve significant value from improved visibility and control of Spartech’s $1 billion spend.”
Segment Results
Custom Sheet & Rollstock—The sheet segment continued to be impacted by weak volume demand, but improved the execution of passing through cost increases in a challenging resin environment.

	Second Quarter
(In Millions)	2008	2007
Net Sales	$166.6	$177.5

Operating Earnings	$7.7	$14.5

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

The net sales decrease of 6% reflected a 14% decrease in volume somewhat offset by an 8% increase from price/mix changes. The volume decline was due to continued weakness in the residential construction, recreational vehicles, pool and spas, domestic automotive, and heavy truck sectors of our end markets. The increase from price/mix represents higher resin costs that were passed on to customers as higher selling prices.
The decrease in operating earnings in the second quarter of 2008 reflects a 2.7 cent decrease in gross margin per pound reflecting the lower volume level.
Packaging Technologies—Net sales increased while operating earnings were down $3.0 million for the second quarter comparison.

	Second Quarter
(In Millions)	2008	2007
Net Sales	$69.8	$61.5

Operating Earnings	$4.9	$7.9

The increase in net sales was the net effect of a 16% increase from the Creative acquisition and a 1% increase from price/mix offset by a 4% drop in underlying volume in the second quarter of 2008.
The decrease in operating earnings reflects a reduction in underlying material margin per pound and stable conversion costs. Excluding the impact of the favorable mix of Creative business, material margin per pound was down 6.8 cents from the prior year second quarter. This decrease is attributable to increases in resin costs during the second quarter that were not fully passed on to customers as higher selling prices.
Color & Specialty Compounds—Net sales decreased $3.7 million and operating earnings decreased $4.9 million for the second quarter comparison.

	Second Quarter
(In Millions)	2008	2007
Net Sales	$107.9	$111.6

Operating Earnings	$4.8	$9.7

The net sales decrease of 3% was comprised of a 13% decrease in volume and partially offset by a 10% increase from price/mix. The decrease in volume related to lower sales of compounds to domestic automotive customers and color concentrates to the packaging market. The increase in price/mix reflects higher resin costs in the second quarter that were passed on to customers as higher selling prices.
This segment’s decrease in operating earnings was a result of the volume decline and a decrease in gross margin per pound sold of 2.2 cents which included a decline in material margin per pound sold of 0.7 cent due to delays in fully passing through price increases.
Engineered Products—Net sales and operating earnings decreased primarily due to lower volumes.

	Second Quarter
(In Millions)	2008	2007
Net Sales	$23.0	$26.8

Operating Earnings	$3.5	$4.4

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

The decrease in net sales primarily related to lower sales of wheels into the lawn and garden market and a decline in sales to the marine market. The $0.9 million decrease in operating earnings reflects the lower volume.
Cash Flow Performance
Cash flows provided from operations were $10.2 million in the second quarter of 2008 and $16.7 million for the first six months of 2008 compared to $26.1 million in the prior year second quarter and $43.2 million in the first half of the prior year. The decrease in cash flows from operations were primarily due to lower net earnings. Working capital as a percentage of sales was 10.0% at the end of the second quarter of 2008 compared to 9.3% the end of the second quarter of 2007. Capital expenditures were $3.7 million in the second quarter of 2008 and we paid down $4.2 million of debt in the quarter. As of the end of the second quarter of 2008, we had $345.0 million of total debt representing a debt to equity ratio of 0.81 to 1.
Outlook
We continue to see weak demand in our end markets coupled with an aggressive resin and energy cost environment. We are moving forward with initiatives that address our current state and assume that the weak demand and resin environment will continue for the remainder of the year. These initiatives include more deliberate actions to recover our profit margin on certain products, reduce our cost structure, and change our organizational structure and processes to improve our performance. During the quarter, we made solid progress on our initiatives to put into effect sustainable improvements to our margins and cost structure. We believe this progress will continue and accelerate as we engage the appropriate resources and layer on the additional action items to improve short-term performance and long term sustainable profit growth.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.4 billion.

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

Safe Harbor For Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.
     Important factors which have impacted and could impact our operations and results include:
(a)	adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;

(e)	our inability to achieve the level productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(f)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(g)	our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs;

(h)	our inability to predict accurately the costs to be incurred, time taken to complete and operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;

(i)	possible asset impairment charges;

(j)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(k)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(l)	our inability to achieve operational efficiency goals or cost reduction initiatives;

(m)	our inability to develop and launch new products successfully;

(n)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(o)	possible weaknesses in internal controls; and

(p)	our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from our system.
We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	May 3,	May 5,	May 3,	May 5,
	2008	2007	2008	2007
Net sales	$367,347	$377,368	$702,453	$724,622

Cost and expenses
Cost of sales	331,140	326,680	643,137	634,770
Selling, general and administrative expenses	22,371	19,849	45,510	40,209
Amortization of intangibles	1,308	1,134	2,641	2,272
Restructuring and exit costs	617	152	841	390

	355,436	347,815	692,129	677,641

Operating earnings	11,911	29,553	10,324	46,981

Interest, net of interest income of $92, $109, $213 and $229, respectively	5,078	4,291	10,224	9,054

Earnings before income taxes	6,833	25,262	100	37,927

Income tax expense (benefit)	2,468	9,552	(775)	14,152

Net earnings	$4,365	$15,710	$875	$23,775

Net earnings per common share
Basic	$.14	$.49	$.03	$.74

Diluted	$.14	$.49	$.03	$.73

Dividends declared per common share	$.135	$.135	$.270	$.270

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except share data)

	May 3, 2008	November 3,
	(Unaudited)	2007
Assets
Current assets
Cash and cash equivalents	$3,871	$3,409
Trade receivables, net of allowances of $2,479 and $1,572, respectively	201,743	212,221
Inventories	118,425	116,076
Prepaid expenses and other current assets	22,059	20,570

Total current assets	346,098	352,276

Property, plant and equipment, net of accumulated depreciation of $296,534 and $280,802, respectively	310,364	324,025
Goodwill	383,984	383,988
Other intangible assets, net of accumulated amortization of $14,571 and $13,956, respectively	42,777	45,151
Other assets	5,209	5,431

Total assets	$1,088,432	$1,110,871

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$530	$448
Accounts payable	155,771	167,713
Accrued liabilities	41,085	49,319

Total current liabilities	197,386	217,480

Long-term debt, less current maturities	344,512	333,835
Other long-term liabilities
Deferred taxes	112,400	111,997
Other long-term liabilities	7,879	8,279

Total long-term liabilities	464,791	454,111

Shareholders’ equity
Preferred stock (authorized: 4,000,000, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000, par value $0.75) Issued: 33,131,846;
Outstanding: 30,558,760 and 30,564,946, respectively	24,849	24,849
Contributed capital	201,311	200,485
Retained earnings	249,618	257,111
Treasury stock, at cost, 2,573,086 shares and 2,566,900, respectively	(56,389)	(52,531)
Accumulated other comprehensive income	6,866	9,366

Total shareholders’ equity	426,255	439,280

Total liabilities and shareholders’ equity	$1,088,432	$1,110,871

SPARTECH CORPORATION
SECOND QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Six Months Ended
	May 3,	May 5,
	2008	2007
Cash flows from operating activities
Net earnings	$875	$23,775
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization expense	23,628	20,943
Stock-based compensation expense	2,280	1,956
Other, net	1,065	2,895
Change in current assets and liabilities	(11,140)	(6,336)

Net cash provided by operating activities	16,708	43,233

Cash flows from investing activities
Capital expenditures	(8,916)	(18,454)
Business acquisitions	(774)	—
Dispositions of assets	—	77

Net cash used for investing activities	(9,690)	(18,377)

Cash flows from financing activities
Bank credit facility borrowings / (payments), net	8,249	(10,373)
Borrowings / (payments) on bonds and leases, net	82	(430)
Cash dividends on common stock	(8,271)	(8,331)
Issuance of common stock	2,812	—
Stock options exercised	16	6,692
Treasury stock acquired	(9,667)	(10,413)
Excess tax benefits from stock-based compensation	—	752

Net cash used for financing activities	(6,779)	(22,103)

Effect of exchange rate changes on cash and cash equivalents	223	126

Increase in cash and cash equivalents	462	2,879
Cash and cash equivalents at beginning of year	3,409	5,372

Cash and cash equivalents at end of quarter	$3,871	$8,251